As filed with the Securities and Exchange Commission on January 4, 2006
Registration No. 333-128899

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Fresenius Medical Care Aktiengesellschaft
(Exact Name of Registrant as Specified in Its Charter)
Fresenius Medical Care Corporation
(Translation of Registrant’s Name into English)

Germany	3841	Not applicable
(Jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Else-Kröner-Strasse 1
61352 Bad Homburg v.d.H., Germany
Telephone: 011-49-6172-609-0
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)	Dr. Ben J. Lipps
Fresenius Medical Care Holdings, Inc.
95 Hayden Avenue
Lexington, MA 02420
781-402-9000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copy to:
Charles F. Niemeth, Esq.
Baker & McKenzie LLP
1114 Avenue of the Americas
New York, NY 10036
212-626-4100
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the consummation of the transaction described herein have been satisfied or waived.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Under German law, Fresenius Medical Care AG and Fresenius Medical Care KGaA may indemnify their respective officers and, under certain circumstances, German labor law requires them to do so. However, they may not, as a general matter, indemnify members of their management boards or their supervisory boards. They may, however, purchase directors and officers insurance. Fresenius Medical Care AG has arranged for such insurance coverage at what it believes to be commercially reasonable rates, terms and conditions and Fresenius Medical Care KGaA intends to continue to do so. Such insurance is subject to any mandatory restrictions imposed by German law. In addition, German law may permit a corporation to indemnify a member of the management or supervisory board for attorneys’ fees incurred if such member is the successful party in a suit in a country such as the U.S., where winning parties are required to bear their own costs, if German law would have required the losing party to pay such member’s attorney’s fees had the suit been brought in Germany.

Item 21.	Exhibits and Financial Statement Schedules
      (a) Exhibits.
           See Exhibit Index.
      (b) Financial Statement Schedules.
      The financial statement schedule appearing at page S-1 of the Registrant’s 2004 amended Annual Report on Form 20-F/ A is incorporated herein by reference.
      (c) Item 4(b) Information.
      Not applicable.

Item 22.	Undertakings
      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (b)(1) the undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
      (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.
      (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bad Homburg, Germany, on January 3, 2006.

FRESENIUS MEDICAL CARE AG

By:	/s/ Dr. Ben J. Lipps

Dr. Ben J. Lipps
Chairman of the Management Board
Chief Executive Officer

By:	/s/ Dr. Emmanuelle Gatti

Dr. Emmanuelle Gatti
Member of the Management Board

FRESENIUS MEDICAL CARE MANAGEMENT AG, as general partner of Fresenius Medical Care AG & Co. KGaA, a partnership limited by shares to be created upon the transformation of legal form of Fresenius Medical Care AG

By:	/s/ Lawrence Rosen

Lawrence Rosen
Member of the Management Board

POWER OF ATTORNEY
      Each person whose signature appears below constitutes and appoints Dr. Ben J. Lipps and Dr. Rainer Runte his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this Registration Statement by reference) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully all intends and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-facts and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on January 3, 2006.

SIGNATURE	TITLE

/s/ Dr. Ben J. Lipps Dr. Ben J. Lipps	Chairman of the Management Board (Chief Executive Officer) of the Registrant and authorized representative in the United States of the Registrant

/s/ Laurence A. Rosen Laurence A. Rosen	Member of the Management Board (Chief Financial Officer) and principal accounting officer of the Registrant and Sole Member of the Management Board of Fresenius Medical Care Management AG, general partner of Fresenius Medical Care AG & Co. KGaA, a partnership limited by shares to be created upon transformation of legal form of Fresenius Medical Care AG and authorized representative in the United States of Fresenius Medical Care AG & Co. KGaA

/s/ Roberto Fusté Roberto Fusté	Member of the Management Board of the Registrant

/s/ Dr. Emmanuelle Gatti Dr. Emmanuelle Gatti	Member of the Management Board of the Registrant

/s/ Dr. Rainer Runte Dr. Rainer Runte	Member of the Management Board of the Registrant

/s/ Rice Powell Rice Powell	Member of the Management Board of the Registrant

/s/ Mats Wahlstrom Mats Wahlstrom	Member of the Management Board of the Registrant

EXHIBIT INDEX
NOTE TO EXHIBIT INDEX
      The Registrant has chosen to provide information about itself and Fresenius Medical Care AG & Co. KGaA at a level prescribed by Form F-3. Accordingly, exhibits not required by Form F-3 have been omitted, as permitted by Item 601 of Regulation S-K.

Exhibit
No.		Description

2.1		Form of Deposit Agreement between JPMorgan Chase Bank, N.A. and Fresenius Medical Care AG & Co. KGaA relating to Ordinary Share ADSs (Incorporated by reference to Exhibit 3(a) to the Registration Statement on Form F-6, Registration No. 333-130519, filed December 20, 2005)
2.2		Form of Deposit Agreement between JPMorgan Chase Bank, N.A. and Fresenius Medical Care AG & Co. KGaA relating to Preference Share ADSs (Incorporated by reference to Exhibit 3(a) to the Registration Statement on Form F-6, Registration No. 333-130493, filed December 20, 2005)
4.1		Proposed Articles of Association of Fresenius Medical Care AG & Co. KGaA to be effective upon completion of the transformation, an English translation of which is on file with the SEC
4.2		Form of Pooling Agreement to be entered into among Fresenius AG, Fresenius Medical Care AG, Fresenius Medical Care Management AG (for itself and as general partner of Fresenius Medical Care AG & Co. KGaA), and the independent directors of Fresenius Medical Care AG & Co. KGaA. (Incorporated by reference to Exhibit 4.3 to Amendment No. 2 to the Registration Statement on Form F-4 of Fresenius Medical Care AG, Registration No. 333-124759, filed July 1, 2005)
5	.1**	Opinion of Nörr Stiefenhofer Lutz, as to the legality of the securities being registered
8	.1*	Tax Opinion of Nörr Stiefenhofer Lutz
8	.2*	Tax Opinion of O’Melveny & Myers LLP
12	.1**	Computation of Ratio of Earnings to Fixed Charges
23	.1*	Consent of Nörr Stiefenhofer Lutz, (included in Exhibits 5.1 and 8.1 hereto)
23	.2**	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
23	.3**	Consent of Ernst & Young LLP
23	.4*	Consent of O’Melveny & Myers LLP (included in Exhibit 8.2)
24.1		Power of Attorney (included on the signature pages to the registration statement)
99	.1**	Form of Letter of Transmittal
99	.2**	Form of Exchange Agent Agreement
99	.3**	Consent of Gary A. Brukardt pursuant to Rule 438

*	Filed herewith

**	Previously filed